UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2024

Talkspace, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39314	84-4636604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

622 Third Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 284-7206

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TALK	Nasdaq Global Select Market
Warrants to purchase common stock	TALKW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Transition

The Board of Directors (the “Board”) of Talkspace, Inc. (the “Company”) announced today that Jennifer Fulk and the Company have mutually agreed that Ms. Fulk will step down from her position as Chief Financial Officer, effective as of May 20, 2024. There were no disagreements between Ms. Fulk and the Company. Ms. Fulk will remain available to provide transitionary services to the Company on an as-needed basis in order to assist with the transition of her duties and responsibilities.

Effective as of May 20, 2024, the Board has appointed Ian Harris as Chief Financial Officer to succeed Ms. Fulk. Mr. Harris, age 35, most recently served as a Partner at Hudson Executive Capital LP, an alternative investment firm. At Hudson Executive Capital, Mr. Harris led the investment team’s efforts to source, diligence, and manage investments in the healthcare, technology, and financial services sectors. Prior to joining Hudson Executive Capital in 2017, Mr. Harris worked at Barclays Capital, the investment banking division of Barclays PLC, where he advised healthcare companies on M&A and capital market activities. Mr. Harris currently serves as a director at Cantaloupe (Nasdaq: CTLP) and Liberated Syndication. Mr. Harris received a B.A. in Economics and a B.A. in International Relations from Brown University. Mr. Harris does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Offer Letter with Mr. Harris

In connection with his appointment, Mr. Harris and the Company have entered into an offer letter (the “Offer Letter”) pursuant to which his employment with the Company will commence on May 20, 2024. The Offer Letter provides for an annual base salary of $400,000 and a target annual bonus opportunity equal to 100% of his base salary, with a maximum opportunity equal to 150% of his base salary. For the 2024 fiscal year, Mr. Harris’ annual bonus will be at least 7/12ths of his 2024 target annual bonus. Mr. Harris will also be eligible to receive an inducement grant of 300,000 restricted stock units, which will vest annually over four years on each of the first four anniversaries of the grant date, subject to continued employment.

Pursuant to the Offer Letter, Mr. Harris will receive an annual equity-based compensation award under the Talkspace, Inc. 2021 Incentive Award Plan (the “Plan”) for the 2024 fiscal year equal to 7/12ths of his annual expected target Long Term Incentive Compensation, based on the expectation of a $650,000 target award value for the 2024 fiscal year. 80% of the award will be granted in the form of restricted stock units and 20% will be granted in the form of stock options. Subject to Mr. Harris’s continued service with the Company through the applicable vesting date, the award will vest with respect to 25% of the shares on the first anniversary of the grant date, and the remaining 75% of the shares will vest in substantially equal installments on each of the 12 quarterly anniversaries thereafter.

Mr. Harris’s employment will be at will, meaning that Mr. Harris or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice. He will be considered a Tier 1 participant under the Talkspace, Inc. Executive Severance Plan. Finally, the Confidential Information, Restrictive Covenant and Work for Hire Agreement attached to the Offer Letter also provides for a six-month post-termination non-solicit restriction, as well as customary confidentiality and non-disparagement provisions.

Separation Agreement with Ms. Fulk

The Company has entered into a Separation Agreement and General Release of Claims (the “Separation Agreement”) with Ms. Fulk in connection with her separation from the Company. Ms. Fulk’s separation from the Company constitutes a termination without “Cause” under the Company’s Executive Severance Plan. Pursuant to the terms of the Separation Agreement, Ms. Fulk will receive a severance payment equal to $400,000, representing her current annual base salary, to be paid over 12 months. Ms. Fulk will also receive a pro-rated annual bonus for the 2024 fiscal year, with a minimum amount of $200,000. The Company will also reimburse Ms. Fulk for COBRA premiums for herself and her covered dependents for up to 12 months following the date of her separation of employment. Ms. Fulk will also become vested in 360,342 restricted stock units, and the remainder of her restricted stock units and other unvested equity awards will be cancelled for no consideration.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued by Talkspace, Inc., dated May 20, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Talkspace, Inc.

Date:	May 20, 2024	By:	/s/ John C. Reilly
John C. Reilly Chief Legal Officer/EVP